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                                  EXHIBIT 99.1



                      N  E  W  S      R  E  L  E  A  S  E
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                                     CYPRESS

                                                                        Contact:
                                                                 Manny Hernandez
                                                    VP, Finance & Administration
                                                                  (408) 943-2754

FOR IMMEDIATE RELEASE
                                                                  Press contact:
                                                              Joseph L. McCarthy
                                              Director, Corporate Communications
                                                                  (408) 943-2902



                     CYPRESS TO MISS Q4 ANALYST'S ESTIMATES

SAN JOSE, CALIFORNIA, December 15, 1997 . . . Cypress Semiconductor Corporation announced today that it would fail to meet analysts' expectations for the fourth quarter ending December 29. The analysts' estimates for Cypress revenues and earnings, as of December 9, are $152-155 million in revenues and $0.09-$0.10 EPS. The company's current estimates are for revenues in the range of $140-143 million, and EPS in the range of $0.00-$0.01. The shortfall is approximately $12 million in revenue and $0.08-$0.10 in EPS.

                            Q4 1997 REVENUE SHORTFALL

There are two causes for the $12 million revenue shortfall: a $5 million shortfall in wafer-foundry revenue due to lower orders from our foundry customers, and a $10 million shortfall in static RAM (SRAM) revenue due to a timing problem in shipping by the quarter-end cutoff. Cypress's three other divisions--Programmable Products, Data Communications, and Computer Products--which account for 56% of the company's sales, are each forecast to beat their revenue figures for last quarter and the year-ago quarter, partially offsetting the SRAM and foundry shortfalls.

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The SRAM revenue shortfall is due to a timing problem in ramping up the production of SRAMs at Cypress's Round Rock, Texas, (Fab 2) wafer-fabrication plant, which produces non-volatile memories, programmable logic, and data communications products, but not SRAMs. Cypress's Bloomington, Minnesota, plants (Fabs 3 and 4) produced all Cypress SRAMs prior to Q4.

Starting in the third quarter of 1997, Fabs 3 and 4 reached their maximum capacity, as SRAM unit demand surged to 38.5 million units, compared with only
21.3 million SRAMs in the third quarter of 1996. The growth in SRAMs to record unit volumes necessitated the installation and ramping of SRAM technology in Texas Fab 2. The Texas fab is now producing SRAMs and Cypress is now producing SRAM chips at a rate higher than our SRAM unit sales. However, the rapid ramp of the new SRAM technology in the Texas facility was slightly delayed, spilling shipments intended for December orders over into the first quarter of 1998.

Cypress expects to catch up on SRAM shipments during the first quarter of 1998 and to resume growth in Q1, with a current projection of $150-155 million in revenue for that quarter. The company's current revenue projection for all of 1998 is still in the range of analysts' current estimates, which vary from $671-725 million.

                                  PROFIT IMPACT

The profit impact of the $5 million in lost foundry business is $3.3 million, or
2.4 cents per share, out of the 8-10 cents-per-share total EPS shortfall. The impact of the rest of the net $7 million product revenue shortfall is 3.0 cents-per-share. The remaining 2.6-4.6 cents-per-share difference between the analysts' EPS estimates for the quarter (which were in line with our internal forecast) and this forecast is due to the yield losses and inefficiencies attributable to the rapid ramp of the SRAM process technology in the Texas facility.

                         SHIFT TO 0.35-MICRON TECHNOLOGY

Prior to Q4, Cypress produced 0.25-micron technology in its San Jose wafer fab, and 0.35- and 0.47- micron technologies in its Fab 4 Minnesota SRAM facility, but only 0.65- and 0.8-micron technologies in its Texas facility. Consequently, to meet our immediate SRAM unit needs, we ramped an older 0.57- micron SRAM process in Texas Fab 2 this quarter. In 1998, in order to continue to increase our SRAM

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capacity rapidly and profitably, both the Texas Fab 2 and the Minnesota Fab 3 facilities will be converted to 0.35-micron technology.

                                  1998 EARNINGS

The slowdown in foundry business is likely to persist in 1998. All of our foundry wafers are manufactured in Fab 2, which is currently under capacity. As long as that situation persists, the 2.4 cents-per-quarter foundry impact on profits will continue. We expect Fab 2 to ramp to full capacity by the end of 1998, allowing for the external foundry business to be replaced with internal production, thus eliminating the earnings shortfall.

Texas Fab 2 has just completed its manufacturing ramp of our 0.57-micron SRAM technology. That ramp will be followed in succession by ramps of our 0.47- and 0.35-micron technologies, respectively. We therefore expect the manufacturing inefficiencies associated with ramping new technologies rapidly in Fab 2 to continue for the first three quarters of 1998. The combined impact of the shortfall in foundry business, and the rapid ramping of new technologies in Fabs 2 and 3, will have an impact on earnings comparable to that of this quarter, about 5-7 cents per share per quarter. The current analysts' EPS estimates of 65-70 cents per share for Cypress's 1998 earnings is thus overstated relative to the 50 cents per share now estimated by the company for 1998.

                                 REORGANIZATION

In addition to ramping our 0.35-micron technology in all of our fabs, we have taken several measures to improve profitability, both immediately in the first quarter and consistently throughout 1998:

       o Exiting the Commodity EPROM Business. Our non-volatile memory division (approximately $40 million per year) has been redirected. The vice president of that division, Jeff Linden, has relocated to Seattle to take over our profitable and rapidly growing Computer Products Division. The former CPD division vice president, John Torode, also a former professor of computer science at UC Berkeley, has been promoted to chief technical officer--with the specific challenge of expanding our most profitable businesses: data communications, clocks, PLDs, and USB microcontrollers. The residual EPROM business has been merged into our SRAM division where we will continue to serve our EPROM customers in the future--but

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           without the heavy costs of maintaining a product division. The design engineers from the EPROM group are now working on other projects with a higher return on investment.

       o Exiting the Chipset Business. Three years ago, Cypress launched an effort to make "core logic," the system logic that connects components in a personal computer to the microprocessor. The value we intended to add in that arena was to merge the static RAM required by personal computers with the chipset core logic to create a more highly integrated and cost-effective solution. Our chipset was technically successful, and it has been designed into multiple projects, but the basic architecture incorporating SRAMs into personal computers has been changed by Intel, limiting the commercial viability of our product. Furthermore, Intel has entered the chipset market, placing our chipsets at a great disadvantage. We have therefore decided to exit the market and to cease shipments. The chipset business unit has been disbanded. Our Munich, Germany, motherboard verification center has been closed. The architects, memory engineers, system engineers, and designers who created the technically successful hyperCache chipset product have been transferred to the data communications group to help build that business.

       o Shutting Down San Jose Assembly and Test Operations. In 1992, Cypress moved its 100%- American assembly-and-test operation offshore to Alphatec, a subcontractor in Bangkok, Thailand. We maintained a small test organization in San Jose to support new-product and last-minute shipments. In 1996, we opened our own offshore assembly and test plant in Manila, the Philippines. Given the high yields and short cycle times of our new Philippines plant, we no longer need to carry the financial burden of the small, but expensive, San Jose test plant. It will be shut down this quarter.

       o Contingency for Alphatec Bond Default. Recently, our Thai subcontract assembly-and-test house, Alphatec, experienced severe financial difficulties, partly due to the economic crisis in Thailand. Approximately 30% of Cypress's production passes through the Alphatec test area (which is managed by our people and uses our equipment). While Alphatec is a good manufacturing partner for Cypress, and while we are still confident that its reorganization plan will be successful, we have taken steps to guarantee that our production will be uninterrupted in the event that Alphatec becomes unstable. Toward that end, we have facilitized an entire

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            new test floor in a separate facility in Bangkok. This facility is intended as a contingency measure only.

The reserves required to cover the cost of the reorganization outlined above have been taken by the company over time as we have identified the need. The human resource costs, equipment obsolescence costs, and inventory reserves caused by exiting the chipset and commodity EPROM businesses have all been managed to modest levels and recognized as period costs. The costs associated with setting up the contingency test floor in Bangkok have been absorbed by manufacturing over the last two quarters. Our inventories are conservatively valued and require no additional reserves at this time. Consequently, despite the disappointing shortfall in revenue and earnings this quarter due to an SRAM miscue, Cypress will have no special charges to earnings and will remain profitable.

                         IMPACT OF ASIAN ECONOMIC CRISIS

The recent devaluation of most Asian currencies and the potential softening of demand in that region may have both favorable and unfavorable effects on Cypress. The bond default of our assembly and test subcontractor, Alphatec, is part of Cypress's Asian jeopardy. But, even that problem has a positive side:
The manufacturing costs at Alphatec, as well as those at our other subcontractors in Asia, and at our Manila plant, have dropped. On the revenue side, Cypress ships 9% of its revenue to Japan. That business appears to be stable. Ten percent of Cypress's revenue is shipped to other non-Japanese Asian sites. An analysis of that 10% of the business shows that half of it is shipped directly to Asian companies with Asian end customers. That portion of our shipments--5% of our total revenue--is subject to currency devaluation and potential demand correction. The other half of our Asian shipments is sent to the Asian subcontractors of North American and European companies. We expect that those companies will take the benefit of reduced manufacturing costs and that they will not be materially impacted by the Asian currency collapse because their end markets are mostly non-Asian. In summary, Cypress has a relatively small amount of its business in Asia, and the impacts of the recent economic crisis are mixed for us, not just negative.

                     DATA COMMUNICATIONS END-MARKET SLOWDOWN

Cypress's Data Communications Division grew from $19.9 million of revenue in the fourth quarter of 1995 to $26.2 million of revenue in the first quarter of 1997, the fastest growth of any Cypress division. In 1997, data communications sales leveled off with record quarterly revenues of $26-29 million, up

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35+% from 1996, but still showing the slowdown in the data communications industry noted by others. Nonetheless, we anticipate revenue for the Data Communications Division to grow this quarter, both relative to last quarter and also relative to the year-ago quarter, partly because of our entry into a new rapid-growth market segment: wireless.

As outlined in numerous Cypress reports, our new SRAM technologies produce six-transistor SRAM cells, which offer battery standby current that is 10 times lower than industry-standard four-transistor SRAM cells (which Cypress also manufactures). Most SRAMs shipped in the industry are of the four-transistor variety, while most of the six-transistor SRAMs shipped are slow SRAMs meant for consumer applications. Cypress is one of a few companies in the world that uses six-transistor SRAM technology to make very low-power SRAMs that are also fast. It is precisely that combination of high speed and low power that puts us squarely into the new wireless market for portable equipment such as cellular phones, which are using more fast SRAMs as they go digital. This wireless SRAM market is a new component of Cypress's growth, not influenced by fluctuations in our existing business. We also use the same technology in our newest FIFO (First In, First Out) memories, another integral component in data communications systems.

The combination of a mild weakness in our base data communications market, combined with a growing new wireless business, accounts for our growth in datacom.

                              Q4 BOOKINGS, OUTLOOK

Cypress recorded $146 million of total bookings for the third quarter of 1997. Our current bookings for the fourth quarter, as of the close of business on December 11, are ahead of the bookings for the equivalent day in the third quarter. Cypress will ship approximately 70 million units in the fourth quarter, a company record, and our bookings are in line to grow revenue in the first quarter of 1998.

We believe that the product realignment and restructuring we have outlined in this release, even in light of the current mixed-market scenario, will lead to sequential revenue and earnings growth in the first and subsequent quarters of 1998.

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                              STOCK BUYBACK PROGRAM

The Cypress board of directors approved a 2-million-share stock buyback program on October 23, 1997 (on which day Cypress closed at $11.56). Since then, we have repurchased 300,000 shares outright at $11.16 per share and sold 2 million put
(buy) options at a strike price of $11.00. Management will present a proposal to increase the current buyback program by 2 million shares at the December 16, 1997 board meeting. A poll of the directors indicated that they will unanimously approve this second program on December 16.

Cypress Semiconductor Corporation is an international supplier of high-performance integrated circuits with worldwide headquarters in San Jose, California. The company provides a broad range of products for leading computer, networking and telecommunications companies worldwide. The company's product line includes static RAM, EPROM, and specialty memories; programmable logic devices (PLDs); data communications products; and timing devices and USB microcontrollers. Cypress shares are listed on the New York Stock Exchange under the symbol CY. The company has a site on the worldwide web at http://www.cypress.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cypress's business that are not historical facts are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market-acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to the MD&A (Management Discussion and Analysis of Financial Condition and Results of Operations) for a discussion of such risks in the most recent Cypress annual report on Form 10-K, the quarterly report on Form 10-Q and the convertible debenture offering memorandum.